Exhibit 99.1

TESSCO Reports Fourth Quarter and Fiscal Year 2015 Earnings

Reaffirms Quarterly Dividend of $0.20 per share

HUNT VALLEY, MD, May 7, 2015—TESSCO (NASDAQ: TESS), a leading supplier for the product and supply chain solutions that enable organizations to build, use, maintain and resell Cellular, Mobile Communications, Wi-Fi, Machine-to-Machine, Internet of Things and Wireless Backhaul systems, today reported financial results for its fourth quarter and full fiscal year ended March 29, 2015.

Highlights:

•	Dividend of $0.20 per share reaffirmed
•	Continued our transition and restructuring initiatives to renew growth and profitability and reduce concentration on any one key customer or market
•	EPS guidance range for the first quarter of fiscal 2016 of $0.08 to $0.15
•	EPS guidance range for fiscal year 2016 of $1.00 to $1.25

	FY 2015		FY 2014		Fourth Quarter FY 2015		Fourth Quarter FY 2014
Revenue	$549.6	M	$560.1	M	$113.0	M	$124.5	M
Diluted EPS	$1.04		$1.94		$(0.03)		$0.35
Diluted EPS, non-GAAP*	$1.09		$1.94		$0.01		$0.35
EBITDA* per share	$2.28		$3.74		$0.10		$0.70
EBITDA per share, adjusted*	$2.49		$3.98		$0.20		$0.76
Operating margin	2.6%		4.7%		(0.2%)		3.8%
Cash balance	$7.5	M	$11.5	M	$7.5	M	$11.5	M
Line of credit outstanding	$0		$0		$0		$0

*EBITDA, EBITDA per share, EBITDA per share adjusted, and Diluted EPS, non-GAAP are each non-GAAP financial measures. These measures are indicated by an asterisk (*) in this press release, as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of non-GAAP to GAAP results included as an exhibit to this release.

Fiscal 2015 Market Results Compared with Fiscal Year 2014:

	FY 2015 vs. FY 2014	Q4 FY 2015 vs. Q4 FY 2014
Public Carrier
Revenue	(14.6%)	(33.0%)
Gross Profit	(22.4%)	(26.0%)
Commercial Resellers
Revenue	(4.5%)	(9.9%)
Gross Profit	(3.6%)	(6.4%)
Government
Revenue	(6.7%)	10.7%
Gross Profit	(2.5%)	6.4%
Private System Ops
Revenue	6.3%	(3.0%)
Gross Profit	(0.8%)	(7.8%)
Retail
Revenue	9.5%	7.1%
Gross Profit	4.1%	1.3%
Total
Revenue	(1.9%)	(9.3%)
Gross Profit	(5.3%)	(8.0%)

“Our fourth quarter and fiscal year 2015 results were disappointing, primarily as a result of the dramatic pull back in purchases from our cellular carrier customers, tentativeness from our private system operator customers, and the higher talent and technology expenses we are investing to execute our growth initiatives,” said Robert Barnhill, TESSCO’s Chairman and Chief Executive Officer. “However, these results do not reflect the progress we are making to minimize carrier concentration, renew growth and improve profitability.

“For the past three years, TESSCO has been focused on serving the new market opportunities being created by the convergence of wireless and the Internet, by supporting new systems and improving the customer experience. TESSCO's most important goal is to ‘make the difference in our customer’s success’. If we consistently achieve that goal, we expect to gain a leadership position in the markets we serve and will create superior shareowner value.

“While our investments in talent, technology and marketing engines have negatively impacted our earnings in the short term, we are beginning to see a return on investment and believe these initiatives will be drivers of sustainable revenue growth over time. In the meantime, our objective is to improve operating margin by value engineering the growth initiatives and remaining intensely focused on overall expense control.

“We expect our first quarter of fiscal 2016 to continue to be challenging, and we face limited visibility in the carrier market. However, we estimate diluted earnings per share in the range of $0.08 to $0.15. As we progress through the year, we expect improvements in both the carrier market and other key markets. Therefore, we estimate fiscal 2016 earnings per share to be in the range of $1.00 to $1.25. Our balance sheet is strong, and we remain committed to enhancing shareholder return by continuing our quarterly $0.20 per share dividend.

“Our opportunities are boundless, our strategy and initiatives solid, and we are committed to improving profitability in the short run, while achieving the revenue and profit growth performance we all expect to deliver in the longer run. We are working hard to turn our goals into reality,” Barnhill concluded.

Fourth-Quarter Fiscal 2015 Financial Results

For the fiscal 2015 fourth quarter, revenues totaled $113.0 million, compared with $124.5 million in the fourth quarter of the prior year.

Fourth-quarter fiscal 2015 gross profit was $27.7 million, compared with $30.1 million in the same quarter last year. Gross profit was affected by the decline in overall revenues. Gross margin was 24.5% of revenue, compared with 24.2% in last year’s fourth quarter.

Selling, general and administrative (SG&A) expenses were $27.4 million in the fourth quarter of fiscal 2015, compared with $25.3 million in last year's fourth quarter, primarily due to increased expenses associated with investments in talent, marketing and technology. One-time restructuring charges of $0.6 million are related to severance costs. Operating margin was (0.2)%, versus 3.8% in the prior-year quarter. Excluding the impact of the restructuring charge, operating margin was 0.3%.

Net loss and loss per share totaled $(0.2) million and $(0.03), respectively, for the fourth quarter of fiscal 2015, compared with net income and diluted earnings per share of $3.0 million and $0.35, respectively, for the prior-year quarter. Excluding the impact of the restructuring charge, adjusted net income* and earnings per share* were $0.1 million and $0.01, respectively.

EBITDA* totaled $0.8 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2015, compared with $5.9 million, or $0.70 per diluted share, in the prior-year quarter.

Quarterly Cash Dividends

TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on June 3, 2015 to holders of record on May 20, 2015. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

The Company is providing earnings guidance of $0.08 to $0.15 per diluted share for the first quarter of fiscal 2016 and full year fiscal 2016 earnings guidance of $1.00 to $1.25.

Forecasting future results is inherently difficult for any business, and actual results may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time

Fourth-Quarter Fiscal 2015 Conference Call

Management will host a conference call to discuss fourth-quarter 2015 results tomorrow, May 8, 2015 at 8:30 a.m. ET. To participate in the conference call, please call: 800-510-0146 (domestic call-in) or 617-614-3449 (international call-in) and reference code #64547424.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 12:30 p.m. ET on May 8, 2015 until 11:59 p.m. ET on May 15, 2015 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering confirmation #86065047. An archived replay of the conference call will also be available on the company's website at www.tessco.com/go/corporatepresentations.

Non-GAAP Information

EBITDA and Adjusted EBITDA are measures used by management to evaluate our ongoing operations and as general indicators of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges).

EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization.

Adjusted EBITDA is defined as EBITDA plus stock compensation expense and restructuring charges that we believe to be infrequent and not indicative of our operating performance.

Management believes EBITDA, Adjusted EBITDA per share as well as EBITDA and Adjusted EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Management also believes the adjusted (Non-GAAP) calculations of operating income; net income and earnings per share are useful to investors as it removes the impact of an infrequent and unusual restructuring charge. Because not all companies use identical calculations, our presentation of each of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA per diluted share are also non-GAAP calculations defined as EBITDA or Adjusted EBITDA divided by TESSCO’s diluted weighted average shares outstanding. Additionally, EBITDA or Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA and Adjusted EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our loan agreements. The definition of EBITDA as used in our loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO (NASDAQ: TESS), a leading supplier for the product and chain solutions to enable organizations to build, use, maintain and resell Cellular, Wi-Fi, Machine-to-Machine, Internet of Things and Wireless Backhaul systems. TESSCO is a component of the Russell 2000® index.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill, contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may impact customers' ability to fund or pay for our products and services; changes in customer and product mix that affects gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry; fourth-party freight carrier interruption; increased competition; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of fourth parties; product liability claims; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill
617-542-5300
TESS@investorrelations.com

TESSCO Technologies Incorporated
Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Year Ended
	March 29, 2015	December 28, 2014	March 30, 2014	March 29, 2015	March 30, 2014

Revenues	$112,962,200	$135,188,700	$124,536,600	$549,619,000	$560,086,600

Cost of goods sold	85,271,400	102,675,800	94,451,800	418,730,500	421,928,700

Gross profit	27,690,800	32,512,900	30,084,800	130,888,500	138,157,900
Selling, general and administrative expenses	27,362,100	29,828,800	25,315,700	115,936,700	111,668,000

Restructuring Charge	573,400	--	--	573,400	--

Operating Expenses	27,935,500	29,828,800	25,315,700	116,510,100	111,668,000
(Loss) income from operations	(244,700)	2,684,100	4,769,100	14,378,400	26,489,900

Interest, net	28,200	61,300	18,300	167,300	177,700
(Loss) income before provision for income taxes	(272,900)	2,622,800	4,750,800	14,211,100	26,312,200

Provision for income taxes	(41,000)	941,600	1,795,500	5,576,800	10,063,100

Net (loss) income	$(231,900)	$1,681,200	2,955,300	$8,634,300	$16,249,100

Basic earnings per share	$(0.03)	$0.20	$0.36	$1.05	$1.98

Diluted earnings per share	$(0.03)	$0.20	$0.35	$1.04	$1.94

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	March 29, 2015	March 30, 2014
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$7,524,000	$11,467,900
Trade accounts receivable, net	59,572,100	67,495,700
Product inventory	72,363,600	61,955,700
Deferred tax assets	3,856,000	4,973,000
Prepaid expenses and other current assets	10,868,900	2,336,600
Total current assets	154,184,600	148,228,900

Property and equipment, net	21,111,800	22,765,400
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,619,600	2,341,300
Total assets	$189,600,700	$185,020,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$51,804,200	$50,756,900
Payroll, benefits and taxes	5,531,900	7,670,100
Income and sales tax liabilities	1,832,400	2,477,700
Accrued expenses and other current liabilities	8,688,500	923,600
Revolving line of credit	--	--
Current portion of long-term debt	250,700	250,200
Total current liabilities	68,107,700	62,078,500

Deferred tax liabilities	3,360,100	2,320,700
Long-term debt, net of current portion	1,957,500	2,208,200
Other long-term liabilities	3,033,300	3,584,800
Total liabilities	76,458,600	70,192,200

Shareholders’ Equity:
Preferred stock	--	--
Common stock	96,100	94,200
Additional paid-in capital	56,517,600	53,987,700
Treasury stock, at cost	(56,307,900)	(50,084,600)
Retained earnings	112,836,300	110,830,800
Accumulated other comprehensive loss	--	--
Total shareholders’ equity	113,142,100	114,828,100

Total liabilities and shareholder’s equity	$189,600,700	$185,020,300

TESSCO Technologies Incorporated
GAAP Results to Non-GAAP Results Reconciliation

	Fiscal Quarters Ended			Fiscal Years Ended
	March 29, 2015	March 30, 2014	December 28, 2014	March 29, 2015	March 30, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Operating (loss) income as reported	$(244,700)	$4,769,100	$2,684,100	$14,378,400	$26,489,900
Restructuring charge	573,400	--	--	573,400	--
Operating income, as adjusted	$328,700	$4,769,100	$2,684,100	$14,951,800	$26,489,900

Net (loss) income, as reported	$(231,900)	$2,955,300	$1,681,200	$8,634,300	$16,249,100
Restructuring charge, net of tax	354,932	--	--	354,932	--
Net income as adjusted	$123,032	$2,955,300	$1,681,200	$8,989,232	$16,249,100

Diluted EPS, as reported	$(0.03)	$0.35	$0.20	$1.04	$1.94
Restructuring charge	0.04	--	--	0.04	--
Diluted EPS, adjusted	$0.01	$0.35	$0.20	$1.09	$1.94

Net (loss) income as reported	$(231,900)	$2,955,300	$1,681,200	$8,634,300	$16,249,100
Add:
Provision for income taxes	(41,000)	1,795,500	941,600	5,576,800	10,063,100
Interest, net	28,200	18,300	61,300	167,300	177,700
Depreciation and amortization	1,090,400	1,149,600	1,140,300	4,583,600	4,865,000
EBITDA	$845,700	$5,918,700	$3,824,400	$18,962,000	$31,354,900
Add:
Stock based compensation	214,300	492,100	269,400	1,161,300	2,087,100
Restructuring charge	573,400	--	--	573,400	--
EBITDA, adjusted	$1,633,400	$6,410,800	$4,093,800	$20,696,700	$33,442,000

EBITDA per diluted share	$0.10	$0.70	$0.46	$2.28	$3.74
Adjusted EBITDA per diluted share	$0.20	$0.76	$0.49	$2.49	$3.98

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended March 29, 2015	Year ended March 29, 2015
	Total	Total
Market Revenues
Public Carriers, Contractors & Program Managers	$22,308	$127,426
Government System Operators	7,547	31,495
Private System Operators	19,020	86,725
Commercial Dealers & Resellers	28,345	134,195
Retailer, Independent Dealer Agents & Carriers	35,742	169,778
Total revenues	$112,962	$549,619

Gross Profit
Public Carriers, Contractors & Program Managers	4,612	24,081
Government System Operators	1,835	8,283
Private System Operators	5,085	22,926
Commercial Dealers & Resellers	8,204	37,977
Retailer, Independent Dealer Agents & Carriers	7,955	37,622
Total gross profit	$27,691	$130,889
% of revenues	24.5%	23.8%

Direct expenses	17,771	76,457
Segment net profit contribution	9,920	54,432
% of revenues	8.8%	9.9%
Corporate support expenses*	10,193	40,221
(Loss) Income before provision for income taxes	$(273)	$14,211
% of revenues	-0.2%	2.6%

Growth Rates Compared to Prior Year Period:

Revenues
Public Carriers, Contractors & Program Managers	-33.0%	-14.6%
Government System Operators	10.7%	-6.7%
Private System Operators	-3.0%	6.3%
Commercial Dealers & Resellers	-9.9%	-4.5%
Retailer, Independent Dealer Agents & Carriers	7.1%	9.5%
Total revenues	-9.3%	-1.9%

Gross Profit
Public Carriers, Contractors & Program Managers	-26.0%	-22.4%
Government System Operators	6.4%	-2.5%
Private System Operators	-7.8%	-0.8%
Commercial Dealers & Resellers	-6.4%	-3.6%
Retailer, Independent Dealer Agents & Carriers	1.3%	4.1%
Total gross profit	-8.0%	-5.3%

Direct expenses	6.6%	8.2%
Segment net profit contribution	-26.0%	-19.3%
Corporate support expenses*	17.8%	-2.3%
(Loss) Income before provision for income taxes	-105.7%	-46.0%

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended	Year ended
	March 29, 2015	March 29, 2015
Revenues
Base station infrastructure	$46,488	$224,135
Network systems	18,060	96,399
Installation, test and maintenance	8,267	41,790
Mobile device accessories	40,147	187,295
Total revenues	$112,962	$549,619

Gross Profit
Base station infrastructure	12,746	60,960
Network systems	3,256	16,064
Installation, test and maintenance	1,934	9,400
Mobile device accessories	9,755	44,465
Total gross profit	$27,691	$130,889
% of revenues	24.5%	23.8%

Growth Rates Compared to Prior Year Period

Revenues
Base station infrastructure	-16.6%	-11.4%
Network systems	-16.6%	7.8%
Installation, test and maintenance	-11.2%	-7.8%
Mobile device accessories	6.1%	8.7%
Total revenues	-9.3%	-1.9%

Gross Profit
Base station infrastructure	-13.2%	-12.2%
Network systems	-13.7%	0.1%
Installation, test and maintenance	-7.2%	-8.6%
Mobile device accessories	2.2%	4.9%
Total gross profit	-8.0%	-5.3%